Exhibit 10.97

FIRST AMENDED AND RESTATED

DEFERRED FEE AGREEMENT

RECITAL

This First Amended and Restated Deferred Fee Agreement (hereinafter “Agreement”) is made and entered into, and is effective as of January 1, 2008  by and between Santa Lucia Bank, a bank organized and existing under the laws of the state of California (hereinafter the “Bank” or “Company”) and Jerry W. DeCou III, a director of the Bank (hereinafter “Director” or “Participant”);

WHEREAS it is the parties’ intent to comply with the final regulations under Internal Revenue Code Section 409A, issued on April 10, 2007 by the Internal Revenue Service (IRS) and the Treasury Department;

WHEREFORE, the Bank and Director hereby agree to amend and restate the original Deferred Fee Agreement,  effective as of February 1, 1997 (hereinafter “Original Agreement”), and further agree that this First Amended and Restated Deferred Fee Agreement shall amend, supersede and replace the Original Agreement (as amended, if applicable) in its entirety;

WHEREAS, to encourage Director to remain a member of the Company’s Board of Directors, the Company is willing to provide Director with a deferred fee opportunity.

WHEREAS, it is the intent of the parties hereto that this plan (evidenced by this Agreement) be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for Director, and be considered a non-qualified benefit plan for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

NOW, THEREFORE, in consideration of the past service and the services to be performed by Director in the future, as well as the mutual promises and covenants contained herein, Director and the Company agree as follows:

AGREEMENT

1.0                               Terms and Definitions.

                                  For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

1.1                               Administrator. The Bank shall be the “Administrator” and, solely for the purposes of ERISA (as defined below), the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.2                               Annual Deferral Amount.  The term “Annual Deferral Amount” shall mean that portion of Participant’s Director’s Fees that Participant elects to have (and which is) deferred, in accordance with the terms of this Plan, for any one Plan Year.  In addition, Participant must defer a minimum of Three Thousand Six Hundred ($3,600) each Deferral Period. In the event that Participant elects to defer a specific dollar amount (as opposed to a percentage of Fees), then such specified amount shall be presumed to be deferred on a pro-rata basis (i.e. each pay period) as if Director continuously provided services throughout the year. In the event that Director Separates From Service, all further Deferrals shall cease.

1.3                               Bank.   For the purpose of this Agreement, the term “Bank” or “Employer” shall be read so as to include the Santa Lucia Bank holding company, Santa Lucia Bancorp, when permissible.

1.4                               Beneficiary.  The term “Beneficiary(ies)” shall refer to the person, persons or entity designated in writing by Director on forms provided by the Administrator (“Beneficiary Designation Form”) to receive the benefits payable under this Agreement. Director may change his Beneficiary from time to time, so long as permissible, by filing a new written Beneficiary Designation Form with the Administrator, and such designation shall be effective upon receipt by the Administrator. If Director has not validly designated a beneficiary, or if a designated Beneficiary predeceases Director, then any benefit owed pursuant to this Agreement shall be made to Director’s estate.

1.5                               Board of Directors.  The Board of Directors shall mean the Board of Directors for the Bank, hereinafter, the “Board”.

1.6                               Change in Control.  For the purpose of this Plan, a “Change in Control” shall be deemed to have occurred upon any of the following events, as such terms and events are defined in Internal Revenue Code Section 409A and the related guidance and Notices thereto. IRC 409A currently provides that a Change in Control Event shall include any of the following events (and for the purposes of this provision, the term “corporation” shall mean the Bank or the Bank’s holding company):

A.                                   A Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in IRC 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation.

B.                                     Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i) The date any one person, or persons acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii) The date a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election. (In this sub-paragraph, 409A limits “corporation” to the “relevant” corporation” as defined therein).

C.                                     Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition to the forgoing, and in accordance with IRC 409A, in order to constitute a Change in Control event with respect Participant, the Change in Control event must relate to (i) the corporation for whom the Participant is performing services at the time of the Change in Control; (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or  (iii) a corporation that is a majority shareholder of a corporation identified above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified above. Should there be any question of whether a Change in Control has occurred such as to trigger payment of a benefit described herein, any ambiguity shall be resolved in accordance with the final regulations and any subsequent clarification of IRC 409A.

1.7                               The Code.  The “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8                               Deferral Election Form. The term “Deferral Election Form” shall refer to the form established from time to time by the Bank that Participant completes, signs and returns to the Administrator to make a Deferral Election under the plan.

1.9                               Deferral Period. “Deferral Period” means the period over which Participant has elected to defer a portion of his Director’s Fees. Each Plan Year shall be a separate Deferral Period, however, the prior Deferral Election Form shall remain effective in the event that Participant fails to file a timely or subsequent Deferral Election Form.

1.10                        Deferred Compensation Account. The term “Deferred Compensation Account” shall refer to the amounts Participant has elected to defer over time. The Deferred Compensation Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to, or in respect of, a Participant pursuant to this Agreement.  The Deferred Compensation Account shall be equal to the sum of (i) all amounts deferred in each Deferral Period  under this Agreement, including all amounts deferred previously under the Original Agreement and (ii) interest thereon credited in accordance with the applicable interest crediting provisions, net of all distributions from such account. Amounts deferred pursuant to the Original Agreement and this Agreement shall be credited to the Deferred Compensation Account, along with the specified interest thereon.

In addition to the forgoing, the Deferred Compensation Account shall include those amounts previously deferred under the Director’s Santa Lucia Bank Director Retirement Agreement (effective as of February 1, 1997 and thereafter amended by virtue of the January 10, 2001 Amendment thereto)  and the  First Amended and Restated Santa Lucia National Bank Director Retirement Agreement.

1.11                        Director Benefit.  The term “Director Benefit” shall mean the benefit amounts determined pursuant to Paragraphs 1 through 6 (including sub-paragraphs, as applicable), forfeited, reduced or adjusted to the extent:  (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank; or (c) required in order for the Bank to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.12                        Director Fees.  The term “Director Fees” shall refer to cash compensation paid by the Company to Director for his services, including annual retainers, chair retainers, meeting fees and cash paid for services performed as a Director.

1.13                        Effective Date.  The term “Effective Date” shall mean the date first written above.

1.14                        ERISA. The term “ERISA” shall mean the Employee Retirement Income

Security Act of 1974, as amended.

1.15                        IRC 409A. The term “IRC 409A” shall refer to the final regulations issued by the IRS and the Treasury Department under Section 409A of the Code.

1.16                        Leave Of Absence.  In accordance with Code Section 409A and, for the purpose of this Plan, the term “Leave of Absence” shall include military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the Company under an applicable statute or by contract.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.  If the period of leave exceeds six (6) months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

1.17                        Normal Retirement Age. The term “Normal Retirement Age” shall mean  Director’s attainment of age Seventy-Five (75).

1.18                                       Plan. The “Plan” shall mean the Bank’s Deferred Compensation Plan, which shall be evidenced by this Agreement and the Deferral Election Form.

1.19                        Plan Year.  The term “Plan Year” shall mean the calendar year (January 1 through December 31 of any given year).

1.20                        Rate Of Interest.  The Rate of Interest shall refer to the percentage used to calculate earnings on the amounts in the Deferred Compensation Account.  The Rate of Interest shall be defined as an annual rate equal to the prime rate as reported in the Wall Street Journal on February 1 of each Plan Year and shall remain in effect until such annual re-evaluation.

1.21                        Removed for Cause. The term “Removed (Removal) for Cause” shall mean termination of Director’s Service by reason of any of the following: any act of embezzlement, fraud, breach of fiduciary duty, dishonesty, deliberate or reported disregard of the policies and rules of the Company as adopted by the Board of Directors of the Company, unauthorized use or disclosure of any trade secrets or confidential information of the Company, competition with the Company, inducement of any customer of the Company to breach a contract with the Company, inducement of any principal for whom the Company acts as an agent to terminate such agency relationship, gross negligence adversely impacting  the Company, willful breach of this Agreement, or any other willful misconduct.

1.22                        Service/ Separation From Service.  As it applies to Director, the term “Service” shall refer to the services Director provides and performs while serving on the Board of Directors.  In addition, the term “Separation from Service” shall be read and interpreted consistent with IRC  409A and any future notices or guidance related thereto.

As the term applies herein to individuals who are serving on the Board of Directors, but who are not also acting as employees of the Bank, the term “Separation from Service” shall mean the expiration of all contracts or terms of service under which Director is performing services as a member of the Board of Directors, and where expiration constitutes a good faith and complete termination of the service relationship.

In addition to the foregoing, and consistent with IRC 409A, if Participant provides services both as an employee and a member of the Board of Directors (or an analogous position with respect to a non-corporate service recipient), the services provided as a director are not taken into account in determining whether Participant has a separation from service as an employee for purposes of a nonqualified deferred compensation plan in which Participant participates as an employee that is not aggregated with any plan in which Participant participates as a director (under IRC 409A (c)(2)(ii)). In addition, if Participant provides services both as an employee and a member of the Board of Directors (or an analogous position with respect to a non-corporate service recipient), the services provided as an employee are not taken into account in determining whether Participant has a separation from service as a director for purposes of a nonqualified deferred compensation plan in which Participant participates as a director that is not aggregated with any plan in which the service provider participates as an employee.

1.23                        Unforeseeable Emergency.  In accordance with IRC 409A, whether Participant is faced with an Unforeseeable Emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case. Consistent with the forgoing, an unforeseeable emergency is a severe financial hardship to Participant resulting from an illness or accident of Participant, Participant’s spouse, beneficiary, or  dependent (as defined in section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); loss of Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant.

2.0                               Scope, Purpose And Effect.

2.1                               Contract Of Employment.  Although this Agreement is intended to provide Director with an additional incentive to remain an active member of the Board, this Agreement shall not be deemed to constitute a contract of employment between Director and the Bank nor shall any provision of this Agreement restrict or expand the right of the Bank to remove Director for cause.  This Agreement shall have no impact or effect upon any separate written Employment Agreement which Director may have with the Bank, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Bank’s obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of said Employment Agreement.

2.2                               Fringe Benefit.  The benefits provided by this Agreement are granted by the Bank as a fringe benefit to Director.

2.3                               Prohibited Payments.  Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation  (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator, no payment shall be made hereunder without complying with said FDIC Rules.

3.0                               Compliance With IRC 409A.   In the event of any ambiguity in terms, or in the event further clarification of any term or provision is necessary, all interpretations and payouts of benefits based thereon shall be in accordance with IRC 409A and any related notices or guidance thereon.

4.0                               Deferrals,  Election Forms And Modifications Thereto.

4.1                               Elections To Defer.   Participant may elect in the Deferral Election Form to defer a portion of his Director’s Fees earned during a given Deferral Period, and  payment of fees due immediately shall be reduced accordingly. As stated previously,  Participant must defer a minimum of Three Thousand Six Hundred Dollars ($3,600) each Deferral Period.  The specific percentage or amount to be deferred shall be withheld each scheduled pay period in accordance with Participant’s most recent and valid Deferral Election Form.

4. 2                            Timing Of Elections.

A.                                   In General. Compensation for services performed during a tax year can be deferred at Participant’s election only if the initial deferral election is made, in general, not later than the close of the preceding tax year.

B.                                     First Year Participation. An election to defer Director’s Fees  earned during the first year in which Participant becomes eligible to participate in the Plan must be made within thirty (30) days after the date of such eligibility. Furthermore, such election shall apply only to services performed subsequent to the election.

4.3                               Modification To Election Form/ Subsequent Elections To Defer. Subject to the minimum deferral requirement per Deferral Period, prior to a new calendar year, Participant may irrevocably reduce his Director’s Fees not yet earned for the next calendar year. Participant may provide written notice to the Company (in the form of a Deferral Election Form) prior to any calendar year of his decision to increase, decrease or discontinue compensation reduction amounts for the next calendar year.

4.4                               Evergreen Election. If Participant does not amend (in writing) his existing Deferral Election Form in the timeframe stated above (which would be the date upon which such election becomes irrevocable for the next calendar year), then the Participant shall be deemed to have waived his right to elect a different compensation reduction amount and reaffirmed and ratified the compensation reduction levels and Deferral Election amounts designated in the last prior period. Furthermore, the existing Deferral Election Form applicable to the annual Director’s Fees shall become irrevocable with respect to fees payable in connection with services performed in the immediately following year as of the last date upon which participant could have modified such election to defer.

4.5                               Deferrals In The Event Of Unforeseeable Emergency. In the event a Participant receives a distribution as a result of an Unforeseeable Emergency pursuant to the provisions of the Plan, then all future deferrals shall be terminated until such time as Participant makes a new election, which shall, in turn, comply with the applicable provisions of this Plan Agreement relating to elections in Section 4 (and shall comply with IRC 409A).

4.6                               Elections With Respect To The Time And Form Of Payment To A Beneficiary. Elections with respect to the time and form of payment to a Beneficiary are subject to the general rules governing subsequent deferrals and accelerated payments, including elections by either Participant or the Beneficiary (with an exception for amounts payable under a domestic relations order).  However, a change in a Beneficiary will not be treated as a change in the time and form of payment, if the change in the time of payment stems solely from the different life expectancy of the new Beneficiary, such as in the case of a joint and survivor annuity.

4.7                               Leave Of Absence. If Participant is on a Leave of Absence, then Participant shall be considered to not have experienced a Separation From Service until the later of the passage of six (6) months or the expiration of any contractual or statutory right to return to employment. Separation occurs at the six-month mark or the expiration of re-employment rights, unless the facts and circumstances indicate that the expectation of a return to employment ended earlier. The deferral amount shall continue to be withheld during a paid leave of absence, unless and until such time as Participant may request a distribution based on an Unforeseeable Emergency.

5.0                               Deferred Compensation Account.

5.1                               Credits To Deferred Compensation Account.  As discussed in Section 1.10, the Bank shall establish a bookkeeping account for Director, known as the Deferred Compensation Account. This Deferred Compensation Account shall be credited on the dates such Director’s Fees would otherwise have been paid with the percentage (dollar amount) that the Participant has notified the Bank (in writing and pursuant to the terms of Section 4), that he elected to have deferred. The Deferred Compensation Account shall be equal to the sum of (i) all amounts deferred in each Deferral Period under this

Agreement, including all amounts deferred previously under the Original Agreement and (ii) interest thereon credited in accordance with the applicable interest crediting provisions, net of all distributions from such account. Amounts deferred pursuant to the Original Agreement and this Agreement shall be credited to the Deferred Compensation Account, along with the specified interest thereon.

In addition to the forgoing, the Deferred Compensation Account shall include those amounts previously deferred under the Director’s Santa Lucia Bank Director Retirement Agreement (effective as of February 1, 1997 and thereafter amended by virtue of the January 10, 2001 Amendment thereto), as amended and superseded by the First Amended and Restated Santa Lucia National Bank Director Retirement Agreement

5.2                               Interest On The Deferred Compensation Account. The Deferred Compensation Account shall be credited annually on February first with an amount that is in addition to the amount deferred under Section 4, and shall be calculated by multiplying the balance of the Deferred Compensation Account by the specified Rate of Interest. Such interest shall be compounded annually and shall credited each year until such time as the benefits under this Agreement have been paid in full.

5.3                               Nature Of The Deferred Compensation Account. The Deferred Compensation Account shall be utilized solely as a device for the measurement and determination of the amount of deferred compensation to be paid to Participant at the times hereinafter specified and the Bank shall not segregate any of its assets in order to satisfy any obligations under this Plan.  The Deferred Compensation Account shall not constitute or be treated as a trust fund of any kind. On the contrary, it is understood that all amounts credited to the Deferred Compensation Account shall be for the sole purpose of bookkeeping and remain the sole property of the Company, and that Participant shall have no ownership rights of any nature with respect thereto. Participant’s rights are limited to the rights to receive payments as hereinafter provided and Participant’s position with respect thereto is that of a general unsecured creditor of the Company.

6.0                               Payment Of Deferred Compensation Account.

Payment of the Deferred Compensation Account shall be in accordance with the following:

6.1                               Payment of Benefit In The Event Participant Separates From Service. In the event of Participant’s Separation From Service for any reason other than following a Change in Control, then he shall receive the balance in his Deferred Compensation Account as of the date of his Separation From Service. The Deferred Compensation Account Balance shall be paid out as follows: payments shall be made monthly for a period of ten (10) years (120 months). Participant’s remaining Deferred Compensation Account Balance shall continue to be credited with interest at the Rate of Interest until all such one hundred and twenty (120) payments have been made. In addition, monthly payments shall be calculated to provide Participant with substantially equal monthly installments based on the Rate of Interest in effect when the initial  payment is made, and readjusted annually to take into account any fluctuation in the Rate of Interest (as defined herein). Absent any delay imposed by Code Section 409A, (i.e. the 5 year delay for subsequent deferral elections, the 6 month delay for specified employees, etc.), payments shall commence or be made on the first day of the first month following the month in which Participant Separates From Service and shall continue thereafter for a period of one hundred and twenty (120) months.

6.2                               Upon a Change in Control. Upon a Change in Control, all future Deferrals shall cease and Participant shall be entitled to receive the balance in his Deferred Compensation Account as of the date of such Change in Control (with  the exception that the Deferred Compensation Account Balance shall continue to be credited with interest at the Rate of Interest until all payments have been made).  The Deferred Compensation Account Balance shall be paid out as follows: payments shall be made monthly for a period of ten (10) years (120 months). In addition, monthly payments shall be calculated to provide Participant with substantially equal monthly installments based on the Rate of Interest in effect when the initial payment is made, and readjusted annually to take into account any fluctuation in the Rate of Interest (as defined herein). Absent any delay imposed by Code Section 409A, (i.e. the 5 year delay for subsequent deferral elections, the 6 month delay for specified employees, etc.), payments shall commence or be made on the first day of the first month following the month in which Participant Separates From Service and shall continue thereafter for a period of one hundred and twenty (120) months.

6.3                               Unforeseeable Emergency.  In the event of an Unforeseeable Emergency, Participant may petition to the Administrator in writing for a distribution. A distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if the plan provides for cancellation of a deferral election upon a payment due to an Unforeseeable Emergency. If the petition for payout is approved by the Administrator, then payout shall occur within sixty (60) days of such approval. In the event Participant’s petition for payout based on an Unforeseeable Emergency is granted, all future deferrals shall be terminated until such time as Participant makes a new election, which shall in turn be treated as an initial deferral election.

Any amount distributed due to an Unforeseeable Emergency shall be subtracted from benefit amounts that would otherwise have been payable under this Agreement. Remaining benefit payments shall be made in accordance with the provisions of Paragraphs 6.1-6.2.

6.4                               Death.

A.                                    Death After Separating From Service. In the event the Participant dies after Separating From Service but before all one hundred and twenty (120) monthly payments due under the terms of this Plan have been paid in full, then any unpaid payments shall be made to Participant’s Beneficiary in the same amount and on the same schedule as would have been paid to Director had he survived.

B.                                    Death Prior to Separating From Service. In the event Participant Dies before Separating From Service, then Participant’s Beneficiary shall receive the greater of the following: (i)  the lifetime benefit that would have been paid to the Director under Paragraph 6.1, calculated as if the Director’s death were at age Seventy-Five (75), or (ii) whatever the lifetime benefit would have been paid to the Director deferring Three Thousand, Six Hundred ($3,600) annually until age Seventy-Five (75). Payments shall be made monthly for a period of ten (10) years (120 months), commencing on the first day of the first month following the month in which Participant dies.

7.0                               Compliance With IRC 409A.

7.1                               Compliance With Notice 2006-79 and 2007-86. As this is a Director Plan, the six month delay in payment to a key employee of a publicly traded company is unnecessary. In the event, however, that such delay in payment is warranted under IRC 409A

Notwithstanding the forgoing and/or any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and the Director that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2006-79).

In accordance with the current restrictions on payouts of deferred compensation, and with respect to any plan amendment or election in 2008, such amendment or election may not act as to accelerate any payments or cause any payment to be made in 2008 that would not otherwise be payable in 2008. Furthermore, this restriction also applies to payments following a separation from service, and similarly applies to elections/amendments and payments made and to be made in 2008. Therefore, an election or amendment to change a time and form of payment made on or after January 1, 2008 and on or before December 31, 2008, may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008. (For example, where an amount would otherwise be payable upon an event, such as a separation from service, an election in 2008 cannot change the amount that would be payable in 2008 if the service provider separated from service in 2008).

8.0                               Witholdings.

8.1                               Withholding Of Payroll Taxes.  The Company shall withhold from payments made hereunder any taxes required to be withheld from Participant’s wage under federal, state or local law. However, a Beneficiary may elect not to have withholding for federal income tax purposes pursuant to Section 3405(a) (2) of the Internal Revenue Code, or any successor provision thereto.

8.2                               Effect of Payment. Payment of the forgoing benefits shall fully and completely discharge the Bank from all further obligations under this Plan with respect to a Participant and Participant’s Beneficiary(ies).

9.0                               Beneficiary Designations.

9.1                               Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary(ies) to whom benefits under this Agreement shall be paid in the event of his death prior to complete distribution to the Director of the benefits due under the Agreement. Each Beneficiary designation shall be in a written form prescribed by the Administrator, and will be effective only when filed with the Administrator during the Participant’s lifetime and when accepted and acknowledged in writing by the Administrator or its designated agent.

9.2                               Amendments to Beneficiary Designation. Any Beneficiary designation may be changed by Director without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Administrator. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If an Director’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

9.3                               No Participant Designation. In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Director or die prior to complete distribution of the Director’s benefits, then the Director’s designated Beneficiary shall be deemed to be the Director’s estate.

9.4                               Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Agreement, the Administrator shall have the right to withhold such payments until this matter is resolved (so long as such payments are made in a timely fashion and in compliance with IRC 409A).

9.5                               Payment to Guardian.  If a benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Administrator may direct payment of such benefit to the guardian, legal representative or such person having the care and custody of such minor or incompetent person.  The Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Administrator and the Bank from all liability with respect to such benefit.

9.6                               Effect of Payment to the Beneficiary. Payment to the deemed Beneficiary shall fully and completely discharge the Bank and the Administrator from all further obligations under this Agreement.

10.0                        Administration And Claims Procedure.

10.1                        Named Fiduciary and Plan Administrator.   The “Named Fiduciary” and “Plan Administrator” of this Director plan shall be the Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of this Director plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan to qualified individuals, including employment of advisors and the delegation of ministerial duties.

10.2                        Claims Procedure.

In the event a dispute arises over the benefits under this Director plan and benefits are not paid to Director (or to Director’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above  in accordance with the following procedures:

A.                                   Written Claim.  The claimant may file a written request for such benefit to the Plan Administrator.

B.                                     Claim Decision.  Upon receipt of such claim, the Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period,  that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)	The specific reasons for the denial;
(ii)	The specific reference to pertinent provisions of the Agreement on which the denial is based;
(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(iv)	Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.                                     Request for Review.  Within sixty (60) days after receiving notice from the Plan Administrator that a claim has been denied (in part or all of the claim), then  claimant (or their duly authorized representative) may file with the Plan Administrator, a written request for a review of the denial of the claim.

 The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.                                    Decision on Review.  The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)	The specific reasons for the denial;
(ii)	A reference to the specific provisions of the Agreement on which the denial is based;
(iii)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

11.0                        Dispute Resolution.

11.1                        Arbitration of Disputes.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in California.  In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the agreement of the parties, of the American Arbitration Association (“AAA”) in California shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA).  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  The arbitration shall be subject to such rules of procedure used or established by JAMS (or AAA). Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of California law and the California code of Civil Procedure. Any arbitration hereunder shall be conducted in Atascadero, California, unless otherwise agreed to by the parties.

11.2                        Attorneys’ Fees.  In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration fees incurred (pursuant to the terms of this Agreement); (b) the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

12.0                        Status as an Unsecured General Creditor and Rabbi Trust.

12.1                        Unsecured Creditor. Notwithstanding anything contained herein to the contrary:  (i) Director shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of Director or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) Director shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and the Director acknowledge and agree that, in the event of a Change in Control, upon request of  Director, or in the Bank’s discretion if the Director does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement.  The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to Director in such manner and at such times as specified in this Agreement.

Assets set aside in trust by Bank to meet its obligations under this Agreement shall not be placed in a foreign trust located outside the United States.

12.2                        Corporate Assets.  As stated above, payments to Director or his Beneficiary(ies) shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Bank. No person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. .

The Bank may, in its sole discretion, purchase assets to secure all or any part of its obligations undertaken through this Agreement. If the Bank elects to secure its promise under this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies, annuities or other assets, then Bank may, at any time dispose of such assets in whole or in part. In no event shall Director or Beneficiary(ies) be deemed to have a lien, right, title, or interest in any specific investment or asset of Bank.

If Bank decided to purchase a life insurance, disability or annuity policy upon the life or health of Director, then Director will cooperate by furnishing any and all information requested by the Bank and by taking such physical examinations or other action as may be requested by the Bank in order to obtain such insurance or annuity.

13.0                        Miscellaneous.

13.1                        Opportunity To Consult With Independent Advisors.  Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Director’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Director acknowledges and agrees shall be the sole responsibility of Director notwithstanding any other term or provision of this Agreement. Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph.   Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

13.2                        Notice.  Any notice required or permitted of either Director or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	7480 El Camino Real
Atascadero, CA 93422
FAX (805) 466-1058

If to the Director:

13.3                        Assignment.  Director shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be:  (i) subject to seizure by any creditor of the Director, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Director; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void. In the event the Director or any beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, any such attempted transfer or assignment shall be void.

13.4                        IRS Section 280G Issues.  If all or any portion of the amounts payable under this Agreement, either alone or together with other payments which Director has the right to receive from the Bank, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Director shall be responsible for the payment of such excise tax and Bank (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Bank and Director shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code, as long as such efforts are in accordance with IRC 409A.  If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by Director is greater than the amount initially so determined, then Director shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment.  The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Bank immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Bank and Director in the exercise of their reasonable good faith judgment.

13.5                        Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of Director and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation or entity, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, entity, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. The term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or holding company, as the case may be.

13.6                        Nonwaiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

13.7                        Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

13.8                        Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

13.9                        Paragraph Headings.  The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

13.10                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

13.11                 Governing Law.  The laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company, shall govern the validity, interpretation, construction and effect of this Agreement.

13.12                 Gender.  Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

13.13                 Amendment.  Any amendment to this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative, and only to the extent that it is compliant with all applicable codes and statutes, including but not limited to IRC 409A. In addition, no amendment shall be effective to decrease a Participant’s Deferral Account Balance calculated as though Participant had experienced a separation from service as of the effective date of such amendment or modification, or if the amendment or modification occurs after the date upon which Participant was eligible to retire, calculated as though Participant had Retired as of the effective date of the amendment or modification.

14.0                        Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations.

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, the Code, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. In the event of a termination of this Agreement, then all previously deferred amounts shall be held in the Deferred Compensation Account, accruing interest, until the earliest of Director’s Separation From Service or Death.

IN WITNESS WHEREOF, the Bank and Director have executed this Agreement on the date first above-written in the City of Atascadero, California.

Santa Lucia Bank

By:	/s/ Larry H. Putnam	Date: December 17, 2008
Chief Executive Officer
Signature & Title

Director

By:	/s/ Jerry W. DeCou III	Date: December 17, 2008
Signature

/s/ John C. Hansen	/s/ Cindy Dilbeck
Witness	Witness